Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is made this 20th day of June 2008 by and between Joseph T. Crowley (the “Employee”), Willow Financial Bancorp, Inc., a Pennsylvania corporation (the “Company”) and Willow Financial Bank, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank”).  The Company and the Bank are sometimes collectively referred to herein as the Employers.

W I T N E S S E T H:

WHEREAS, the Employee currently serves as the Senior Vice President and Corporate Secretary of the Employers;

WHEREAS, the Employee currently is a party to an Amended and Restated Employment Agreement with the Company and the Bank, dated as of October 23, 2007, as amended by Amendment No. 1 thereto, dated as of May 6, 2008 (collectively, the “Employment Agreement”), setting forth the terms and conditions of his employment; and

WHEREAS, the Employers and Employee have had discussions with respect to the termination of the Employee=s employment and the payments the Employers would agree to make pursuant to such termination;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.
Termination of Employment and Employment Agreement.  Effective as of June 30, 2008, the Employee shall no longer be an officer or employee of the Employers and shall be deemed to have resigned as an officer and employee of the Employers. The Employment Agreement, by mutual agreement of the parties hereto, shall be terminated and be of no further force and effect as of June 30, 2008 (the “Date of Termination”) and the Executive shall be entitled to the rights and payments set forth herein in lieu of any rights and payments under the Employment Agreement or under any severance plan of the Employers.

1.	Payments and Benefits to the Employee

(a)      The Employers agree to pay a gross lump sum amount of $55,497.75 to the Employee within five business days following the later of (i)  the Date of Termination or (ii) the expiration of the seven day revocation period set forth in Section 8(e) below, which amount represents three months of base salary.  The gross amount shall be reduced by applicable withholding taxes.  Through the Date of Termination and for a period of three months thereafter, the Employee will continue to participate in the Bank=s group health and dental insurance plans on the same terms and cost to the Employee as currently being provided.

(b)       The Employers shall have no obligation to make contributions for service subsequent to the Date of Termination with respect to their 401(k) Plan or their Employee Stock Ownership Plan or any other retirement or profit sharing plan on behalf of the Employee, and the Employee shall have no right to participate in such plans for service after the Date of Termination.  All of the Employee=s accrued and vested benefits held under the Employers’ Employee Stock Ownership Plan, 401(k) Plan, or other retirement or benefit plans as of the Date of Termination shall be available for distribution, which shall be made in the ordinary course of business in accordance with such plan terms and past practice of the Employers.

(c)         The value of the Employee’s accrued and unpaid vacation and other leave time as of the Date of Termination shall be paid to the Employee not later than the date of the payment set forth in Section 2(a) above.

(d)         The Employee shall not be entitled to a cash bonus for service in 2008 under any Employer bonus plan.

(e)         The Employers agree not to object to any application for unemployment benefits, which may be made by the Employee after the Date of Termination.

3.
Post-Termination Services.  Following the Date of Termination and ending on the twelve-month anniversary of the Date of Termination, the Employee shall make himself available to the Employers and their subsidiaries (including any successor) in connection with the business of the Employers and their subsidiaries as may be reasonably requested from time to time by the Employers in order to provide advice and counsel to the Employers with respect to matters within the Employee’s employment duties prior to the Date of Termination.  The Employee shall use his reasonable best efforts to provide the services hereunder in person, telephonically, electronically or by correspondence as reasonably determined by the Employers.  The Employee shall not receive any additional compensation for these services.

4.
Stock Option Plans.  It is acknowledged that no additional arrangements are being provided by the Employers to the Employee under any of the Company’s stock option plans, including the stock option plans previously implemented by Chester Valley Bancorp, Inc. (the “Option Plans”), and that awards previously made by the Employers to the Employee which have not as yet vested under the Option Plans shall not accelerate and are intended to terminate in accordance with the terms of the Option Plans.

5.
Recognition and Retention Plans.  It is acknowledged that no additional arrangements are being provided by the Employers to the Employee under any of the Company’s recognition and retention plans (the “RRPs”) and that awards previously made by the Employers to the Employee which have not as yet vested or been earned under the RRPs shall not accelerate or be deemed earned and are intended to be forfeited in accordance with the terms of the RRPs as of the date hereof.

6.
Solicitation of Customers; Use of Customer Lists, etc.  The Employee acknowledges that, except as required by law or in his own good faith use in any proceeding, he has no right personally to use or disclose to any person, firm or corporation, information concerning any customer list, business secrets or confidential financial information of the Employers that he knew was intended by the Employers to be confidential and that he did not have reason to believe had been made public (collectively, “Confidential Information”).  Accordingly, the Employee covenants and agrees that he shall not use or permit the use of any Confidential Information, and shall not divulge any Confidential Information to any person, firm or corporation, except as may be required by applicable law arising out of his employment with or participation in the affairs of the Employers.  Further, the Employee agrees that he will not solicit any current customer of the Employers for a period of twelve (12) months from the Date of Termination for the purpose or intent to provide or sell to such customers any banking, financial or business services or products on behalf of any person, company or entity other than the Employers without the express written consent of the Employers.

7.	Confidentiality; Non-Disparagement.

(a)         Unless the Employee obtains the prior written consent of the Employers, the Employee shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Employers or their subsidiaries or affiliates, any material document or information obtained from the Employers or their subsidiaries, affiliates or predecessors, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 7(a) shall prevent the Employee, with or without the Employers’ consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company's public reporting requirements to the extent that such participation or disclosure is required under applicable law.  No disclosure of the contents of this Agreement shall be made by either party to this Agreement without the prior written consent of the other party; provided that such disclosure (including disclosures contained in Company press releases and regulatory filings) may be made as required in accordance with federal securities and banking laws and regulations.

(b)         The Employee agrees not to make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, any statement or comment, whether oral, written, electronic or otherwise, or to take any other action which disparages or criticizes the Employers,  their present or former directors, officers, employees, management, practices or services, or which disrupts or impairs or could disrupt or impair the operations of the Employers, where such statements, comments or actions are based upon the Employee=s employment by the Employers, either as a director, officer or employee, or knowledge gained as a result of such employment.

(c)         Each of the Employers and the Employee covenants and agrees that upon any adjudication that such party has violated the terms of this Section 7, the party asserting such a violation shall be entitled to seek and be awarded damages together with such party=s costs, reasonable attorneys= fees and expenses in connection with enforcing the terms hereof.

8.	Release of the Employers and Related Parties.

(a)         In consideration of the payments and benefits to be provided to the Employee pursuant to this Agreement, the sufficiency of which is acknowledged hereby, the Employee, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and its subsidiaries and affiliates, including the Bank (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only:

(A)         the rights of the Employee (i) relating to any vested stock options held by the Employee under the Option Plans (collectively, the “Equity Arrangements”) and (ii) as a stockholder of the Company;

(B)        the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(C)        rights to indemnification the Employee may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any Company Released Party, (iii) any other agreement between the Employee and a Company Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

(D)        claims for benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group (the “Company Benefit Plans”).

(b)              The Employee acknowledges and agrees that the release of claims set forth in this Section 8 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.

(c)              The release of claims set forth in this Section 8 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)              The Employee specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 8 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

(e)               The Employee shall have a period of 21 days to consider whether to execute this Agreement. To the extent the Employee has executed this Agreement within less than twenty-one (21) days after its delivery to him, the Employee hereby acknowledges that his decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.  If the Employee accepts the terms hereof and executes this Agreement, he may thereafter, for a period of 7 days following (and not including) the date of execution, revoke this Agreement. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Employee, on the day next following the day on which the foregoing seven-day period has elapsed. Any revocation of this Agreement shall be deemed for all purposes a revocation of this Agreement in its entirety.

(f)               The Employee acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)               In addition to any other remedy available to the Employers hereunder, in the event that, as a result of a challenge brought by an Employee Released Party (as defined below), the release of claims set forth in Section 8 becomes null and void or is otherwise determined not to be enforceable, then the Employers’ obligation to make any additional payments or to provide any additional benefits this Agreement shall immediately cease to be of any force and effect, and the Employee shall promptly return to the Employers any payments or benefits (including those set forth in Section 2(a) hereof) the provision of which by the Employers was conditioned on the enforceability of this Agreement.

(h)               The Employee acknowledges that (i) he is executing this Agreement voluntarily and without any duress or undue influence by any of the parties hereto, (ii) he has been advised to consult with an attorney of his choice and has been given an opportunity to do so, and (iii) he has carefully read this Agreement and the releases contained herein and understands its contents and consequences.

   9.      Release of Claims by the Employers.

(a)            The Employers, with the intention of binding themselves and their subsidiaries, affiliates, predecessors and successors and their directors and officers (collectively, the “Releasing Entities”), do hereby release, remise, acquit and forever discharge the Employee and his heirs, estate, executors, administrators and assigns (collectively, the “Employee Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employers and their subsidiaries, affiliates, predecessors and successors, individually or as a member of a class, now have, own or hold, or have at any time heretofore had, owned or held, against any Employee Released Party, excepting only:

(A)           rights of the Releasing Entities under this Agreement, the Employment Agreement, the Equity Arrangements and the Company Benefit Plans;

(B)           rights of the Releasing Entities arising by reason of the Employee having (i) committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence; or (ii) made any representation or warranty to the Employers which is materially false or misleading; and

(C)           rights of the Releasing Entities pursuant to any mortgage or loan agreement between any Releasing Entity and the Employee or in connection with any indebtedness or overdraft owed by the Employee to any Releasing Entity.

(b)              The Releasing Entities acknowledge and agree that the release of claims set forth in this Section 9 is not to be construed in any way as an admission of any liability whatsoever by any Employee Released Party, with any such liability being expressly denied.

(c)              The release of claims set forth in this Section 9 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)              Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Employers are not permitted to waive.

(e)              The Employers acknowledge and agree that they have not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employee Released Party with any governmental agency, court or tribunal.

10.
Representation.  The Employers and the Employee represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.

11.
Withholding.  The Employers may make such provisions as they deem appropriate for the withholding pursuant to federal or state income tax laws of such amounts as the Employers determine they are required to withhold in connection with the payments to be made pursuant to this Agreement.

12.
Amendment and Waiver.  The terms of this Agreement may not be modified other than in writing signed by the parties.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

13.
Notices.  All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

If to the Employee:	Joseph T. Crowley At his last address on file with the Employers

If to the Employers:	Willow Financial Bank 170 South Warner Road Wayne, Pennsylvania 19087 Attention: Donna M. Coughey President and Chief Executive Officer

14.
Entire Agreement.  This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Employers and the Employee with respect to the subject matter hereof, including but not limited to the Employment Agreement.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

15.
Invalid Provisions: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its deletion from this Agreement.

16.	Bind and Inure. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employers and their respective heirs and/or successors and permitted assigns.

17.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that applicable federal law preempts the laws of Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives and the Employee has executed this Agreement, all as of the day and year first written above.

WITNESSES:

WILLOW FINANCIAL BANCORP, INC.

/s/ Sharon E. Lemon	By:	/s/ Donna M. Coughey
Donna M. Coughey
President and Chief Executive Officer

WILLOW FINANCIAL BANK

/s/ Sharon E. Lemon	By:	/s/ Donna M. Coughey
Donna M. Coughey
President and Chief Executive Officer

EMPLOYEE

/s/ Sharon E. Lemon	By:	/s/ Joseph T. Crowley
Joseph T. Crowley